Exhibit 10.4

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 20, 2024, by and between Tectonic Therapeutic, Inc. (the “Company”), and Alise Reicin (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Company and Executive are parties to that certain Executive Employment Agreement, dated August 10, 2020 (the “Prior Agreement”), delineating the terms and conditions of Executive’s employment with Company;

WHEREAS, Company and Executive desire to amend and restate the Prior Agreement to set forth the terms and conditions of the Executive’s continued employment with the Company effective and conditional upon the completion of the Company’s anticipated merger with AVROBIO, Inc. (the “Merger”) (the “Effective Date”);

WHEREAS, in consideration of Executive’s continued employment with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Executive and the Company agree as follows:

AGREEMENT

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue to serve as President and Chief Executive Officer of the Company. Executive shall work primarily from her home in New Jersey, with business-related travel to the Company’s Watertown, Massachusetts location from time to time in accordance with Executive’s duties hereunder. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company. Executive will continue to render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). Executive’s at-will employment will continue for an indefinite term until terminated pursuant to the terms of this Agreement, and this period during which the Executive is employed by the Company is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will continue to serve as an executive director of the Board. The Company agrees to propose the election and reelection of Executive as an executive director of the Board to the stockholders of the Company at each appropriate annual meeting of stockholders during the Employment Term.

(c) Obligations. During the Employment Term, Executive will continue to perform Executive’s duties faithfully and to the best of Executive’s ability and will continue to devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Except with the prior written consent of the Board, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i)

reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) service as a director on the board of directors of Sana Biotechnology, Inc. (which the Board previously approved such service by the Executive), (iii) service on the board of directors of a publicly traded biotechnology company that is engaged in the research and development of T-cell redirecting immunotherapies (which the Board previously approved such service by the Executive), and (iv) such other consulting or advisory activities as Executive may disclose to the Chair of the Board of Directors from time to time, provided that individually and in the aggregate, the forgoing activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder, as determined by the Board in good faith, and do not create any conflict of interest with the Company or its business.

2. At-Will Employment. Subject to Sections 7, 8, and 9 below, the parties agree that Executive’s employment with the Company will continue to be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. Commencing on the Effective Date, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $620,000 per year, paid in bi-weekly installments, as reviewed annually by and modified from time to time at the discretion of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period, except as provided in Section 8 below.

(b) Annual Bonus. Executive will continue to be eligible to earn an annual discretionary bonus. Commencing on the Effective Date, Executive will be eligible to earn an annual discretionary bonus with a target amount equal to 55% of the Base Salary (the “Target Bonus”). The Executive’s actual annual bonus (the “Annual Bonus”) may be greater or less than the Target Bonus. The Annual Bonus will be based on achievement of one or more Company and/or individual performance goals established by the Compensation Committee or the Board in its discretion (provided that the Compensation Committee or the Board will seek Executive’s input with respect to such goals and will communicate them in writing to Executive in a timely manner), and actual payout of the Annual Bonus will be determined by the Board in its discretion based on achievement of the applicable performance goals for the relevant year. Except as otherwise provided in this Agreement, to qualify for the Annual Bonus in respect of any calendar year, the Executive must remain continuously employed with the Company through February 15th of the following calendar year. Any Annual Bonus payment will be paid no later than March 15th of the calendar year following the year as to which it relates. The Annual Bonus is not earned until paid and no pro-rated amount will be paid if Executive’s employment terminates for any reason prior to the payment date, except as provided in Section 8(a) below.

(c) Equity. In connection with the Merger and promptly following the closing of the Merger, the Board agrees to issue to the Executive an option award to purchase shares of Common Stock of the Company, such that when combined with Executive’s prior securities holdings or rights to acquire securities in the Company, Executive will hold or have the right to acquire shares representing at least 4.34% of the Company’s post-Merger outstanding shares of common stock. Thereafter, Executive will be eligible to receive awards of stock options or restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time, and the Board (or the Compensation Committee) shall consider in good faith and determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, and 401K plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will continue to be eligible to accrue a maximum of four (4) weeks paid vacation per year, in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility.

6. Reimbursement of Expenses. During the Employment Term, the Executive will be entitled to reimbursement for all reasonable and normal direct and out-of-pocket business expenses incurred by the Executive in connection with the performance of her duties hereunder, including without limitation, business travel expenses, reasonable home office expenses, and expenses relating to a cellular data plan for a mobile phone and hotspot, providing both domestic and international coverage, upon the Executive’s presentation of valid receipts, expense statements or other supporting documentation for such expenses as the Company may reasonably require. The Company shall reimburse the Executive for her reasonable legal fees and expenses paid or incurred by the Executive in connection with the negotiation and preparation of this Agreement in an amount not to exceed $10,000.

7. Termination on Death or Disability.

(a) Effectiveness. Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) workdays within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(b) Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8. Involuntary Termination without Cause; Resignation for Good Reason.

(a) Executive’s entitlement to any and all severance benefits in the event of a termination without “Cause,” a resignation for “Good Reason,” or in the event of a “Change in Control” shall be governed by the Tectonic Therapeutic, Inc. Severance Plan, which will be adopted by the Board and in effect as of the Effective Date (the “Severance Plan”) in accordance with its terms, including all eligibility and release requirements.

(b) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (i) Executive’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business, which statements or acts cause or, in the reasonable judgment of the Board, are likely to cause material financial or reputational harm to the Company or an Affiliate; (ii) Executive’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or in each case the equivalent in any relevant jurisdiction; (iii) Executive’s willful or grossly negligent failure to substantially perform her duties and obligations in connection with Executive’s employment (for reasons other than death or Disability) which failure, if curable, is not cured within thirty (30) days after receipt of written notice from the Company setting forth such failure; (iv) Executive’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) Executive’s material violation of any provision of any agreement(s) between Executive and the Company or any Affiliate of the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions including, but not limited to, the Confidential Information Agreement (as such term is defined in Section 10 below).

(c) For purposes of this Agreement, “Affiliate,” “Good Reason” and “Change in Control” shall have the same definitions as those contained in the Severance Plan.

9. Involuntary Termination for Cause; Resignation Without Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason. Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect. In the event of such a termination, Executive’s rights to retain vested equity awards shall be governed by the applicable award agreements.

10. Company Matters.

(a) Proprietary Information and Inventions. In connection with Executive’s employment with the Company, Executive has and will continue to receive and have access to Company confidential information and trade secrets. Accordingly, Executive agrees that Executive is bound by the Employee Confidential Information and Inventions Assignment Agreement, dated as of the Effective Date (the “Confidential Information Agreement”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. A copy of Executive’s executed Confidential Information Agreement is attached hereto as Exhibit A.

(b) Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive agrees to notify her new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

11. Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to you upon request. A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The prevailing party in any arbitration hereunder will be entitled to recover from the losing party all costs incurred by it in enforcing the performance of, or protecting its rights under, any part of this Agreement, including reasonable costs of investigation and attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution or, in the case of employee benefits or severance, to a beneficiary designated in writing. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, at the address indicated for such Party on the signature page to this Agreement, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing. A copy of any notice to Executive (which shall not constitute notice) shall also be provided to her counsel: Mintz, Levin, Cohn, Ferrs, Glovsky & Popeo, P.C., 919 Third Avenue, New York, New York, 10022, Attention: David R. Lagasse.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Integration. This Agreement, together with the Company’s 2019 Equity Incentive Plan, Award Agreement, and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

18. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

19. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

21. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

22. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

23. Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code after consultation with Executive, as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(a) Unless Executive and the Company agree to use the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment, the Company shall engage an independent nationally recognized accounting firm to perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint another independent nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company no later than 30 days prior to the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

24. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of Executive’s execution of a Release pursuant to Section 9(b) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A will be made, such payment will be made in the later calendar year.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

25. D&O Insurance; Indemnification.

(a) The Company shall continue to cause Executive to be covered by directors and officers’ liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service, and any “tail” policy providing directors and officers liability coverage that covers a period of service in which Executive is or was in active service shall cover Executive’s employment with the Company for a similar period.

(b) The Company will continue to indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable law, in accordance with the Bylaws and the Certificate of Incorporation of the Company and pursuant to the terms of an indemnification agreement in substantially the same form as entered into with other officers or directors of the Company and has been provided to the Executive in connect herewith.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

TECTONIC THERAPEUTIC, INC.

By:	/s/ Terrance McGuire
Address: ***

Attn: Terrance McGuire

Email: ***

“EXECUTIVE”

ALISE REICIN

/s/ Alise Reicin
Alise Reicin

Address: ***

Email: ***

EXHIBIT A

Employee Confidential Information and Inventions Assignment Agreement